Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-298288

Advanced Micro Devices, Inc.

$1,250,000,000 4.600% Senior Notes Due 2029

$1,500,000,000 5.000% Senior Notes Due 2031

$1,000,000,000 5.250% Senior Notes Due 2033

$1,000,000,000 5.500% Senior Notes Due 2036

August 13, 2026

Pricing Term Sheet

The information in this pricing term sheet relates only to the offering of the Securities (as defined below) and should be read together with the preliminary prospectus supplement of Advanced Micro Devices, Inc. (the “Company”) dated August 13, 2026 (the “Preliminary Prospectus Supplement”) to its prospectus dated August 13, 2026, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Terms Applicable to the Securities

Issuer	Advanced Micro Devices, Inc.

Anticipated Ratings	A1 / A (Moody’s / S&P)*

Security Type	Senior Unsecured Notes

Legal Format	SEC Registered

Trade Date	August 13, 2026

Settlement Date	August 17, 2026 (T+2)**

Joint Book-Running Managers

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank***

TD Securities (USA) LLC

Terms Applicable to the 4.600% Senior Notes due 2029

Description of Security	4.600% Senior Notes due 2029 (the “2029 Notes”)

Principal Amount	$1,250,000,000

Maturity Date	August 17, 2029

Interest Payment Dates	Semi-annually in arrears on February 17 and August 17 of each year, beginning on February 17, 2027

Record Dates	February 1 and August 1

Interest Rate	4.600%

Benchmark Treasury	4.125% due July 15, 2029

Benchmark Treasury Price & Yield	99-24+ / 4.210%

Spread to Benchmark Treasury	+43 basis points

Yield to Maturity	4.640%

Public Offering Price	99.889% of the principal amount, plus accrued interest, if any

Optional Redemption

Prior to July 17, 2029 (the date that is one month prior to the maturity date of the 2029 Notes (the “2029 Notes Par Call Date”), the Company may redeem the 2029 Notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the 2029 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2029 Notes Par Call Date, the Company may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP Number	007903 BK2

ISIN	US007903BK24

Terms Applicable to the 5.000% Senior Notes due 2031

Description of Security	5.000% Senior Notes due 2031 (the “2031 Notes”)

Principal Amount	$1,500,000,000

Maturity Date	August 17, 2031

Interest Payment Dates	Semi-annually in arrears on February 17 and August 17 of each year, beginning on February 17, 2027

Record Dates	February 1 and August 1

Interest Rate	5.000%

Benchmark Treasury	4.375% due July 31, 2031

Benchmark Treasury Price & Yield	100-08 / 4.318%

Spread to Benchmark Treasury	+70 basis points

Yield to Maturity	5.018%

Public Offering Price	99.921% of the principal amount, plus accrued interest, if any

Optional Redemption

Prior to July 17, 2031 (the date that is one month prior to the maturity date of the 2031 Notes (the “2031 Notes Par Call Date”), the Company may redeem the 2031 Notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 Notes matured on the 2031 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the 2031 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2031 Notes Par Call Date, the Company may redeem the 2031 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP Number	007903 BL0

ISIN	US007903BL07

Terms Applicable to the 5.250% Senior Notes due 2033

Description of Security	5.250% Senior Notes due 2033 (the “2033 Notes”)

Principal Amount	$1,000,000,000

Maturity Date	August 17, 2033

Interest Payment Dates	Semi-annually in arrears on February 17 and August 17 of each year, beginning on February 17, 2027

Record Dates	February 1 and August 1

Interest Rate	5.250%

Benchmark Treasury	4.375% due July 31, 2033

Benchmark Treasury Price & Yield	99-15 / 4.464%

Spread to Benchmark Treasury	+80 basis points

Yield to Maturity	5.264%

Public Offering Price	99.919% of the principal amount, plus accrued interest, if any

Optional Redemption

Prior to June 17, 2033 (the date that is two months prior to the maturity date of the 2033 Notes (the “2033 Notes Par Call Date”), the Company may redeem the 2033 Notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Notes matured on the 2033 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the 2033 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2033 Notes Par Call Date, the Company may redeem the 2033 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP Number	007903 BM8

ISIN	US007903BM89

Terms Applicable to the 5.500% Senior Notes due 2036

Description of Security	5.500% Senior Notes due 2036 (the “2036 Notes,” and together with the 2029 Notes, the 2031 Notes and the 2033 Notes, the “Securities”)

Principal Amount	$1,000,000,000

Maturity Date	August 17, 2036

Interest Payment Dates	Semi-annually in arrears on February 17 and August 17 of each year, beginning on February 17, 2027

Record Dates	February 1 and August 1

Interest Rate	5.500%

Benchmark Treasury	4.375% due May 15, 2036

Benchmark Treasury Price & Yield	97-313⁄4 / 4.632%

Spread to Benchmark Treasury	+90 basis points

Yield to Maturity	5.532%

Public Offering Price	99.757% of the principal amount, plus accrued interest, if any

Optional Redemption	Prior to May 17, 2036 (the date that is three months prior to the maturity date of the 2036 Notes (the “2036 Notes Par Call Date”), the Company may redeem the 2036 Notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 Notes matured on the 2036 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the 2036 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2036 Notes Par Call Date, the Company may redeem the 2036 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP Number	007903 BN6

ISIN	US007903BN62

*

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date should consult their own advisors.

***	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus, the preliminary prospectus supplement and, when available, the final prospectus supplement if you request it by calling Barclays Capital Inc. at 1-888-603-5847 (toll free), BofA Securities, Inc. at 1-800-294-1322 (toll free), Citigroup Global Markets Inc. at 1-800-831-9146 (toll free), J.P. Morgan Securities LLC at 1-212-834-4533 (collect), Morgan Stanley & Co. LLC at 1-800-718-1649 (toll free) and Wells Fargo Securities, LLC at 1-800-645-3751 (toll free).

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